Exhibit 21. Subsidiaries of the Company

Names Under
Which Subsidiary
	Jurisdiction of	Transacts
Name of Subsidiary	Incorporation	Business

Hudson Valley Bank, NA	New York	Hudson Valley Bank, NA
Sprain Brook Realty Corp.	New York	Sprain Brook Realty Corp.
Grassy Sprain Real Estate Holdings, Inc.	New York	Grassy Sprain Real Estate Holdings, Inc.
HVB Leasing Corp.	New York	HVB Leasing Corp.
HVB Realty Corp.	New York	HVB Realty Corp.
HVB Employment Corp.	New York	HVB Employment Corp.
A.R. Schmeidler & Co., Inc.	New York	A.R. Schmeidler & Co., Inc.
New York National Bank	New York	New York National Bank
369 East 149th Street Corp.	New York	369 East 149th Street Corp.
369 East Realty Corp.	New York	369 East Realty Corp.